Exhibit 23.1

          We consent to the reference to our firm under the caption “Experts” and to the use of our report with respect to the financial statements and schedules of Coinmach Laundry Corporation and Subsidiaries dated January 19, 2004, our report with respect to the financial statements and schedule of Coinmach Corporation and Subsidiaries dated June 6, 2003 and our report with respect to the balance sheet of Coinmach Service Corp. dated March 31, 2004, included in the Registration Statement (Form S-1) and related Prospectus of Coinmach Service Corp. for the registration of income deposit securities.

/s/ Ernst & Young LLP

New York, New York

April 12, 2004